Exhibit 99.1

January 21, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports record revenues for 2010
Fourth quarter EPS totals $.30, up 11%
 Net income increased 12%

Credit trends improve across the board
C&I lending accelerates in the 4th quarter

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the fourth quarter of 2010. Net income available to common shareholders totaled $208 million, or $.30 per diluted common share, compared with $185 million, or $.27 per diluted common share, earned during the fourth quarter of 2009. These results reflect increases of 12.4% and 11.1%, respectively.

     “We are pleased to report record revenues for 2010, significant progress in our efforts to diversify the balance sheet, and across-the-board improvement in credit trends in the fourth quarter,” said Chairman and Chief Executive Officer Kelly S. King. “Revenues totaled $9.4 billion for 2010, an increase of 5.8% compared to last year.”

     “Our company demonstrated significant progress diversifying from a concentration in real estate lending this quarter,” said King. “Average C&I loans grew 6.9% on an annualized basis compared to the third quarter, while construction and other real estate loan balances declined significantly, consistent with our strategy. We also effectively grew automobile, mortgage and credit card loans during the quarter. In fact, our automobile lending enjoyed a record production year, and December was the most productive month for commercial lending in the history of BB&T.”

     “We made strides in our long-term strategy to improve deposit mix and reduce cost by pursuing lower cost transaction accounts,” continued King. “Our average noninterest-bearing demand deposits increased 18% and average total transaction accounts increased 19% on an annualized linked quarter basis. We improved our mix of noninterest-bearing deposits to 21% of client deposits at year-end 2010 compared to 18% at year-end 2009.”

     “Our credit outlook is notably improved compared to last quarter. Peaking in the second quarter of 2010, we have seen steady improvement in most measures through the end of the year and declines in essentially all credit costs this quarter. Our strategy to accelerate the disposition of problem assets is being effectively executed, as we sold approximately $600 million in problem assets this quarter. Given declines in NPAs, TDRs, NPA inflows, delinquent loans and our watch list this quarter, we feel notably more confident about the direction of credit as we begin 2011.”

     “Finally, I am very proud of our employees’ support of BB&T’s mission to serve our clients and communities by supporting the economic recovery in our markets,” remarked King. “We extended $20.9 billion in credit during the fourth quarter, an increase of 54% on an annualized basis compared to the third quarter; we were named the SBA most active small business lender in our core markets of North Carolina and Virginia in 2010; and we have plans to hire several hundred people in 2011. We are optimistic that economic development and growth will strengthen during 2011, and BB&T will continue to work with our clients to support that growth.”

Performance Highlights Include:

Record annual revenues
o	BB&T delivered record revenues on an FTE basis totaling $9.4 billion for 2010, up 5.8%
o	Pretax pre-provision earnings totaled $3.6 billion
o	Pretax pre-provision earnings are up 18.1% on a compound annual basis over 15 years

Average C&I loans increased 6.9% annualized linked quarter
o

Average total loans and leases held for investment, excluding the impact of construction and covered loan runoff, increased $1.3 billion, or 5.5% on an annualized basis for the fourth quarter compared to the third quarter of 2010

o	Annualized linked quarter loan growth includes a 28.7% increase in average mortgage loans, a 6.3% increase in average sales finance loans and a 7.4% increase in average revolving credit loans

Average deposits increased $2.1 billion, or 8.0% annualized linked quarter
o	Noninterest-bearing deposits increased 18.3% and transaction accounts increased 19.0% on an annualized linked quarter basis
o	Net new transaction accounts increased by more than 110,000 in 2010, a 95% increase compared to 2009

o	Noninterest-bearing deposits increased to 21% of client deposits at year-end 2010 compared to 18% at year-end 2009
o	Deposit costs were reduced to .90% in the fourth quarter compared to 1.23% in the fourth quarter last year

Linked quarter credit metrics improved across the board
o	NPAs decreased 4.2%, the third consecutive quarter with lower NPAs
o	Performing TDRs decreased 9.9%
o	NPA inflows decreased $130 million, or 10.2% on a linked quarter basis
o	Delinquent loans decreased 11.5%, excluding covered and government guaranteed loans
o	Net charge-offs, excluding covered loans, totaled 2.15% for the quarter
o	BB&T sold approximately $600 million of problem assets during the quarter
o	Management expects continued declines in credit costs in coming quarters

BB&T’s capital levels remained strong and are improving
o	Tangible common equity improved to 7.1%
o	Tier 1 common improved to 9.1%
o	Tier 1 risk-based capital improved to 11.8%
o	Leverage capital remained strong at 9.1%

Net interest income and margin remained healthy
o	Net interest income on an FTE basis increased 9.9% for the year compared to 2009
o	Net interest income (FTE) for the fourth quarter increased 1.0% compared to the fourth quarter of 2009
o	The net interest margin was 4.04% for the fourth quarter, a 24 basis point increase compared to the fourth quarter of 2009 and a decrease of 5 basis points compared to last quarter

BB&T continued to support the economy
o	We extended $20.9 billion in loan production in the fourth quarter, an increase of 54% on an annualized basis compared to the third quarter
o	We have plans to hire hundreds of revenue producers in 2011

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09

Net income available to common shareholders	$208	$210	$185	$(2)	$23
Diluted earnings per common share	.30	.30	.27	--	.03

Net interest income-taxable equivalent	$1,369	$1,347	$1,355	$22	$14
Noninterest income	964	1,110	970	(146)	(6)
Total revenue	$2,333	$2,457	$2,325	$(124)	$8

Return on average assets (%)	.54	.56	.47	(.02)	.07
Return on average common shareholders' equity (%)	4.88	4.91	4.52	(.03)	.36
Net interest margin - taxable equivalent (%)	4.04	4.09	3.80	(.05)	.24
Efficiency ratio (1) (%)	55.3	54.1	51.4	1.2	3.9

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impacts of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations on page 23 of the Quarterly Performance Summary.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Consolidated net income available to common shareholders for the fourth quarter of 2010 of $208 million was up 12.4% compared to $185 million earned during the same period in 2009. On a diluted per common share basis, earnings for the fourth quarter of 2010 were $.30, up 11.1% compared to $.27 for the same period in 2009. BB&T’s results of operations for the fourth quarter of 2010 produced an annualized return on average assets of .54% and an annualized return on average common shareholders’ equity of 4.88% compared to prior year ratios of .47% and 4.52%, respectively.

     Total revenues were $2.3 billion for the fourth quarter of 2010, up slightly compared to the fourth quarter of 2009. The increase in total revenues was driven by higher net interest income, as the net interest margin for the fourth quarter of 2010 improved 24 basis points compared to the fourth quarter of 2009. The improvement in the net interest margin reflects higher yields on loans acquired in the Colonial acquisition and lower deposit costs. Interest income on covered and other acquired assets increased $128 million, the majority of which is offset in the FDIC loss-share income. Net interest income increased at a slower pace due to a decline in average earning assets of $6.9 billion as a result of the balance sheet deleverage strategy that was executed in the second quarter of 2010. Noninterest income was down slightly compared to the fourth quarter of 2009, as higher net securities gains of $100 million were offset by a decrease of $43 million in service charges on deposit accounts and $62 million of losses and writedowns on commercial loans held for sale.

     Management completed its strategy to de-risk the investment securities portfolio during the fourth quarter of 2010. In anticipation of rising rates, management sold approximately $6.1 billion of agency mortgage-backed securities and replaced them with shorter duration and floating rate securities. In addition, management sold approximately $400 million of nonagency mortgage-backed securities to reduce the potential for future credit losses.

     The provision for credit losses, excluding covered loans, for the fourth quarter of 2010 declined $182 million, or 25.1%, compared to the fourth quarter of 2009, as improving credit resulted in lower provision expense. The provision for covered loans increased $100 million, which was offset by a corresponding $80 million increase in FDIC loss share income. Net-charge-offs for the fourth quarter of 2010 were $50 million higher than the fourth quarter of 2009, partially due to $26 million in charge-offs recognized as a result of the continuing NPA disposition strategy. Overall, the level of nonperforming assets and loan delinquencies were improving and the outlook for future credit losses is better.

     A $15 million provision for income taxes was recorded for the fourth quarter of 2010 compared to $13 million for the fourth quarter of 2009. This resulted in an effective tax rate for the fourth quarter of 2010 of 6.5% compared to 6.3% for the prior year’s fourth quarter.

Fourth Quarter 2010 compared to Third Quarter 2010

     Consolidated net income available to common shareholders for the fourth quarter of 2010 of $208 million was flat compared to $210 million earned during the third quarter of 2010. On a diluted per common share basis, earnings for the fourth quarter of 2010 were $.30, equal to the amount earned in the third quarter of 2010. BB&T’s results of operations for the fourth quarter of 2010 produced an annualized return on average assets of .54% and an annualized return on average common shareholders’ equity of 4.88% compared to prior quarter ratios of .56% and 4.91%, respectively.

     Total revenues were $2.3 billion for the fourth quarter of 2010, down $124 million compared to the third quarter of 2010. The decline in total revenues was the result of lower net securities gains in the fourth quarter of 2010 compared to the prior quarter. Excluding net securities gains, total revenues increased $16 million. The net interest margin was down 5 basis points from 4.09% to 4.04%. Noninterest income was down $146 million primarily as a result of lower net securities gains compared to the third quarter of 2010 and a $34 million increase in losses and writedowns on commercial loans held for sale.

     The provision for credit losses, excluding covered loans, for the fourth quarter of 2010 declined $200 million compared to the third quarter of 2010 due to improving credit. The provision for covered loans increased $73 million, which was offset by a corresponding $58 million increase in FDIC loss share income. Net-charge-offs for the fourth quarter of 2010 were substantially lower than the third quarter of 2010. Net charge-offs for the third quarter of 2010 included $431 million related to the commercial NPA disposition strategy compared to $26 million in the fourth quarter of 2010.

     The recorded provision for income taxes was $15 million for the fourth quarter of 2010 compared to $27 million for the third quarter of 2010. This produced an effective tax rate for the fourth quarter of 2010 of 6.5% compared to 11.0% for the prior quarter. The decline in the effective tax rate compared to the third quarter of 2010 was primarily due to a change in the expected annual tax rate compared to the rate anticipated at September 30, 2010.

REVENUE, NET OF PROVISION IMPACT
FROM ACQUIRED ASSETS (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09

Interest income – loans	$276	$261	$165	$15	$111
Interest income – securities	50	23	33	27	17
Total interest income	326	284	198	42	128
Provision for credit losses	(100)	(27)	-	(73)	(100)
FDIC loss share income, net	-	(43)	11	43	(11)
Net revenue after provision for credit losses	$226	$214	$209	$12	$17

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Interest income for the fourth quarter of 2010 on loans and securities acquired in the Colonial acquisition increased $128 million compared to the fourth quarter of 2009, the majority of which is offset in the FDIC loss share income. The increase reflects higher expected cash flows based on the quarterly cash flow reassessment process required by acquisition accounting. The net interest margin on covered and other acquired loans for the fourth quarter of 2010 was 16.71% compared to 7.96% in 2009. At December 31, 2010, the remaining accretable yield balance on these loans was $2.4 billion. Accretable yield represents the excess of future cash flows above the current net carrying amount of loans.

     The provision for credit losses for the current quarter increased $100 million compared to the fourth quarter of 2009, which was offset by a corresponding $80 million increase in FDIC loss share income. The provision for credit losses recorded during the fourth quarter of 2010, reflects lower expected cash flows from certain loan pools.

     FDIC loss share income, net decreased $11 million compared to the fourth quarter of 2009 primarily as the result of the impact of cash flow reassessments that resulted in additional interest income and provision for credit losses.

Fourth Quarter 2010 compared to Third Quarter 2010

     Interest income on loans and securities acquired in the Colonial acquisition increased $42 million in the fourth quarter of 2010 compared to the third quarter. The net interest margin on covered and other acquired loans for the fourth quarter of 2010 was 16.71% compared to 14.77% in the earlier quarter as a result of the fourth quarter reassessment. The increase of $27 million in interest income on covered securities is primarily due to changes in the expected duration of the underlying investments. The majority of the interest income increase is offset in the FDIC loss share income.

     The provision for credit losses increased $73 million as a result of the fourth quarter reassessment, which was offset by a corresponding $58 million increase in FDIC loss share income.

     FDIC loss share income, net increased $43 million primarily as the result of the impact of cash flow reassessment and changes in securities’ durations that resulted in additional interest income and provision for credit losses.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09
				(annualized)
Insurance income	$249	$252	$260	(4.7)	(4.2)
Service charges on deposits	143	147	186	(10.8)	(23.1)
Mortgage banking income	138	184	142	(99.2)	(2.8)
Investment banking and brokerage fees and
commissions	97	85	83	56.0	16.9
Other nondeposit fees and commissions	68	74	64	(32.2)	6.3
Checkcard fees	73	70	62	17.0	17.7
Bankcard fees and merchant discounts	47	45	41	17.6	14.6
Trust and investment advisory revenues	42	40	38	19.8	10.5
Income from bank-owned life insurance	31	30	25	13.2	24.0
FDIC loss share income, net	-	(43)	11	NM	(100.0)
Securities gains (losses), net	99	239	(1)	NM	NM
Other income, net	(23)	(13)	59	NM	(139.0)
Total noninterest income	$964	$1,110	$970	(52.2)	(0.6)
NM-not meaningful.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Noninterest income was $964 million for fourth quarter of 2010, a slight decrease compared to $970 million for the fourth quarter of 2009. Noninterest income benefited from higher net securities gains of $100 million compared to the prior comparable period. Net securities gains of $117 million were recognized in the current quarter in connection with BB&T’s strategic de-risking of the investment portfolio. Other-than-temporary impairment of securities totaled $18 million in the current quarter compared to $1 million in the fourth quarter of 2009. Investment banking and brokerage fees and commissions for the fourth quarter of 2010 were a record $97 million, up $14 million, or 16.9%, compared to the same period of 2009. The increase in investment banking and brokerage fees and commissions was largely driven by increased equity offerings due to improved market conditions. Checkcard fees and bankcard fees and merchant discounts were up, compared to the fourth quarter of 2009, $11 million, or 17.7%, and $6 million, or 14.6%, respectively, largely due to higher volumes. Trust and investment advisory revenues also benefited from improved market conditions and were up $4 million, or 10.5%, compared to the fourth quarter of 2009. Service charges on deposits declined $43 million, or 23.1%, primarily due to changes to BB&T’s overdraft policies that were implemented during 2010 that were partially in response to regulatory changes. Mortgage banking income was down $4 million, or 2.8%, compared to the same period of 2009, due to a decline in income from residential mortgage banking activities of $19 million, which largely reflects an unfavorable net change of $13 million in the valuation of mortgage servicing rights and related hedging activities. The decline in residential mortgage banking activities was partially offset by an increase of $15 million, or 166.7%, from commercial mortgage banking due to improving market conditions. Insurance income was down $11 million, or 4.2%, reflecting continued softness in the industry’s pricing for premiums. Other income, including other nondeposit fees and commissions, income from bank-owned life insurance and FDIC loss share income, declined $83 million compared to the fourth quarter of 2009, as a result of $62 million of losses and writedowns recorded on commercial loans held for sale and a $27 million gain that was recognized in the fourth quarter of 2009 from the sale of BB&T’s payroll processing business.

Fourth Quarter 2010 compared to Third Quarter 2010

     Noninterest income for the fourth quarter of 2010 was down $146 million compared to the third quarter of 2010. The decline largely reflects lower net securities gains of $140 million compared to the prior quarter, $124 million from fewer sales related to BB&T’s strategic de-risking of the investment portfolio and $16 million in higher other-than-temporary impairment. Investment banking and brokerage fees and commissions increased $12 million, or an annualized 56.0%, compared to the prior quarter. The increase in investment banking and brokerage fees and commissions was largely driven by increased equity and fixed-income offerings due to improved market conditions. Trust and investment advisory revenues also benefited from improved market conditions and were up $2 million, or an annualized 19.8%, compared to the third quarter of 2010. Checkcard fees and bankcard fees and merchant discounts were up $3 million, or an annualized 17.0%, and $2 million, or an annualized 17.6%, respectively, largely due to higher volumes due to seasonality. Service charges on deposits declined $4 million, or an annualized 10.8%, primarily due to changes to BB&T’s overdraft policies that were implemented during the third quarter of 2010 that were partially in response to regulatory changes. Mortgage banking income was down $46 million, compared to the prior quarter, due to a decline in income from residential mortgage banking activities of $52 million, which reflects an unfavorable net change of $16 million in the valuation of mortgage servicing rights and related hedging activities. Residential mortgage banking activities also reflects a decline of $40 million due to lower gains on warehouse loans. The decline in residential mortgage banking activities was partially offset by an increase of $6 million, or an annualized 132.2%, from commercial mortgage banking due to improving market conditions. Insurance income was down $3 million, or an annualized 4.7%, reflecting continued softness in the industry’s pricing for premiums.

Other income, including other nondeposit fees and commissions, income from bank-owned life insurance and FDIC loss share income, increased $28 million compared to the third quarter of 2010. The increase in other income includes an increase of $43 million related to the FDIC loss share asset, which is largely related to increased provisions for covered loans. In addition, other income also includes an increase of $17 million due to increased sales volume and lower losses related to client derivative activities and $14 million due to market-related increases in trading assets for post-employment benefits that is offset by a similar increase in personnel expense.  The increases in other income were partially offset by an increase of $34 million in losses and writedowns recorded on commercial loans held for sale.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09
				(annualized)
Personnel expense	$679	$642	$650	22.9	4.5
Foreclosed property expense	162	167	142	(11.9)	14.1
Occupancy and equipment expense	155	157	173	(5.1)	(10.4)
Professional services	92	84	77	37.8	19.5
Regulatory charges	59	61	47	(13.0)	25.5
Loan processing expenses	45	53	34	(59.9)	32.4
Amortization of intangibles	28	30	36	(26.4)	(22.2)
Merger-related and restructuring charges, net	4	10	9	NM	(55.6)
Other expenses	197	204	193	(13.6)	2.1
Total noninterest expense	$1,421	$1,408	$1,361	3.7	4.4
NM-not meaningful.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Noninterest expense was $1.4 billion for fourth quarter of 2010, an increase of $60 million, or 4.4%, compared to the same quarter of 2009. Personnel expense increased $29 million, or 4.5%, primarily as a result of higher production-related incentive expense. Foreclosed property expense increased $20 million, or 14.1%, compared to the same quarter of 2009, largely as a result of higher losses and write-downs on foreclosed properties. Noninterest expense benefited from a decline of $18 million, or 10.4%, in occupancy and equipment expense primarily due to the consolidation of branches after the Colonial Bank systems conversion. Other noninterest expense, including professional services, regulatory charges, loan processing expenses, amortization of intangibles and merger-related and restructuring charges, increased $29 million, or 7.3%, compared to the same period of 2009. The increase in other noninterest expense was partially due to a $12 million, or 25.5%, increase in regulatory charges due to higher deposit and supervisory-related costs. In addition, professional services and loan processing expenses were up $15 million, or 19.5%, and $11 million, or 32.4%, respectively. Amortization of intangibles was down $8 million, or 22.2%, due to lower amortization from prior acquisitions.

Fourth Quarter 2010 compared to Third Quarter 2010

     Noninterest expense for the fourth quarter of 2010 was up $13 million, or an annualized 3.7%, compared to the third quarter of 2010. Personnel expense increased $37 million, or an annualized 22.9%. This includes an increase of $14 million related to post-employment benefits that is offset through higher noninterest income and $6 million related to health and welfare benefits. In addition, personnel expense increased $20 million primarily for higher production-related incentive expense. Foreclosed property expense decreased $5 million, or an annualized 11.9%, compared to the third quarter of 2010, largely as a result of lower losses and write-downs on foreclosed properties. Other noninterest expense, including occupancy and equipment expense, professional services, regulatory charges, loan processing expenses, amortization of intangibles and merger-related and restructuring charges, decreased $19 million, or 12.6%, compared to the prior quarter. The decrease in other noninterest expense was up partially due to a $13 million decrease in insurance reserves due to lower claims experience and a $6 million reduction of merger-related and restructuring charges compared to third quarter of 2010.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09
				(annualized)
Commercial loans and leases	$48,044	$48,620	$49,419	(4.7)	(2.8)
Direct retail loans	13,770	13,867	14,379	(2.8)	(4.2)
Sales finance loans	7,015	6,906	6,393	6.3	9.7
Revolving credit loans	2,086	2,048	1,961	7.4	6.4
Mortgage loans	16,974	15,828	15,452	28.7	9.8
Specialized lending	7,937	8,046	7,533	(5.4)	5.4
Other acquired loans	63	73	133	(54.3)	(52.6)
Total loans and leases held for investment
(excluding covered loans)	95,889	95,388	95,270	2.1	0.6
Covered loans	6,488	6,957	8,095	(26.7)	(19.9)
Total loans and leases held for investment	$102,377	$102,345	$103,365	0.1	(1.0)

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Average loans held for investment for the fourth quarter of 2010 was $102.4 billion, down 1.0% compared to the corresponding period of 2009. Average commercial loans and leases declined $1.4 billion, or 2.8%, compared to the fourth quarter of 2009 due to lower commercial real estate balances as management has intentionally lowered exposures to higher-risk real estate lending during the economic downturn. End of period residential acquisition and development loans (ADC) and other commercial real estate loans held for investment have declined $2.4 billion and $1.0 billion, respectively since December 31, 2009. These declines have been partially offset by growth in commercial and industrial loans. Average direct retail loans for the fourth quarter of 2010 declined $609 million, or 4.2%, due to runoff of residential lot/land loans and lower demand for housing-related credits during most of 2010. Average mortgage loans increased $1.5 billion, or 9.8%, compared to the fourth quarter of 2009, due to the decision to retain a portion of the 10 to 15 year fixed-rate and adjustable rate mortgage production beginning in the third quarter of 2010. Average sales finance and revolving credit loans continued to show steady growth; up $622 million, or 9.7%, and $125 million, or 6.4%, respectively compared to the fourth quarter of 2009. The increase in average sales finance loans reflects improvement in prime automobile lending. In addition, average specialized lending loans increased $404 million, or 5.4%, as the majority of these niche businesses experienced growth. Total average loans held for investment includes a decline of $1.7 billion, or 20.4%, in average covered and other acquired loans compared to the fourth quarter of 2009.

Fourth Quarter 2010 compared to Third Quarter 2010

     Average loans held for investment for the fourth quarter of 2010 was up slightly compared to the third quarter of 2010. Average commercial loans and leases declined $576 million, or an annualized 4.7%, compared to the third quarter of 2010, due to lower commercial real estate balances and strong growth in commercial and industrial loans as management continues to diversify the mix of the portfolio. Average ADC and other commercial real estate loans held for investment were down $746 million and $389 million, respectively, compared to the third quarter of 2010. These declines were partially offset by strong growth in commercial and industrial loans, which were up $559 million, or an annualized 6.9%. Average direct retail loans were down an annualized 2.8%, or $97 million, compared to the third quarter of 2010. Average mortgage loans were up $1.1 billion, or an annualized 28.7%, compared to the third quarter of 2010, due to the decision to retain a portion of the 10 to 15 year fixed-rate and adjustable rate mortgage production beginning in the third quarter of 2010. Average sales finance and revolving credit loans continued to show steady growth; up $109 million, or an annualized 6.3%, and $38 million, or an annualized 7.4%, respectively compared to the prior quarter. Average specialized lending loans were down $109 million, or an annualized 5.4%, compared to the third quarter of 2010, largely as a result of a seasonal decline in insurance premium financing. Total average loans held for investment includes a decline of $479 million, or an annualized 27.0%, in average covered and other acquired loans compared to the third quarter of 2010.

LOANS HELD FOR SALE - end of period				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09
				(annualized)
Residential Mortgage	$3,068	$2,846	$2,524	30.9	21.6
Commercial Mortgage	108	163	27	(133.9)	NM
Commercial	521	824	--	(145.9)	NM
Total loans held for sale	$3,697	$3,833	$2,551	(14.1)	44.9
NM - not meaningful.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     As of December 31, 2010, loans held for sale totaled $3.7 billion, an increase of $1.1 billion compared to $2.6 billion at December 31, 2009. The increase in loans held for sale compared to the prior year includes $521 million of commercial loans that were held for sale in connection with management’s nonperforming asset disposition strategy and an increase of $544 million, 21.6%, related to residential mortgage banking due to increased refinance activity in the fourth quarter of 2010 versus the fourth quarter of 2009.

     At December 31, 2010, commercial loans with $980 million in unpaid principal balances remained to be sold at a carrying value of $521 million. The life-to-date loss percentage on commercial loans sold in this initiative was 47%.

Fourth Quarter 2010 compared to Third Quarter 2010

     As of December 31, 2010, loans held for sale totaled $3.7 billion, a decrease of $136 million compared to $3.8 billion at September 30, 2010. The decrease in loans held for sale compared to the prior quarter includes a reduction of $303 million of commercial loans that were held for sale in connection with management’s nonperforming asset disposition strategy. The decline of $303 million in commercial loans held for sale represents approximately one-third of the balance of commercial loans held for sale at September 30, 2010. In addition, residential mortgages held for sale increased $222 million, or an annualized 30.9%, compared to the balance at September 30, 2010.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09
				(annualized)
Noninterest-bearing deposits	$21,027	$20,099	$18,822	18.3	11.7
Interest checking	3,682	3,482	3,419	22.8	7.7
Other client deposits	52,578	50,458	50,623	16.7	3.9
Client certificates of deposit	22,144	25,875	32,562	(57.2)	(32.0)
Total client deposits	99,431	99,914	105,426	(1.9)	(5.7)
Other interest-bearing deposits	6,161	3,591	8,196	NM	(24.8)
Total deposits	$105,592	$103,505	$113,622	8.0	(7.1)

NM – not meaningful.

Fourth Quarter 2010 compared to Fourth Quarter 2009

     Average deposits for the fourth quarter of 2010 decreased $8.0 billion, or 7.1%, compared to the same period in 2009. The decline in average deposits largely reflects the balance sheet deleverage that was executed in the second quarter of 2010 as well as the first quarter 2010 sale of Nevada deposits assumed in the Colonial acquisition. The mix of the portfolio has continued to improve with growth in noninterest-bearing and lower-cost client deposits and declines in client certificates of deposits. The categories of deposits with the highest growth for the fourth quarter of 2010 compared to the same quarter of 2009 were noninterest-bearing deposits, which increased $2.2 billion, or 11.7%; other client deposits, which include money market deposit accounts, savings accounts, individual retirement accounts and other time deposits, which increased $2.0 billion, or 3.9%; and interest checking accounts, which increased $263 million, or 7.7%. Other interest-bearing deposits, which are primarily Eurodollar deposits and negotiable certificates of deposits, and client certificates of deposit decreased $2.0 billion and $10.4 billion, respectively, compared to the fourth quarter of 2009.

Fourth Quarter 2010 compared to Third Quarter 2010

     Average deposits for the fourth quarter of 2010 increased $2.1 billion, or an annualized 8.0%, compared to the third quarter of 2010. The increase in average deposits reflects continued improvement in the overall mix with growth in noninterest-bearing and lower-cost client deposits and declines in client certificates of deposits. The categories of client deposits with the highest growth for the fourth quarter of 2010 compared to the third quarter of 2010 were other client deposits, which increased $2.1 billion, or an annualized 16.7%; noninterest-bearing deposits, which increased $928 million, or an annualized 18.3% and interest checking, which increased $200 million, or an annualized 22.8%. Client certificates of deposit decreased $3.7 billion, or an annualized 57.2%, compared to the third quarter of 2010. Other interest-bearing deposits increased $2.6 billion compared to the third quarter of 2010. These sources of funding are subject to greater volatility as they are used interchangeably with short-term borrowed funds.

CAPITAL RATIOS (1)	2010				2009
	Q4	Q3	Q2	Q1	Q4
Risk-based
Tier 1 (%)	11.8	11.7	11.7	11.6	11.5
Total (%)	15.5	15.7	15.8	15.9	15.8
Leverage (%)	9.1	9.3	8.9	8.7	8.5
Tangible common equity (%) (2)	7.1	7.0	7.0	6.4	6.2
Tier 1 common equity to risk-weighted assets (%) (2)	9.1	9.0	8.9	8.6	8.5

(1) Current quarter regulatory capital ratios are preliminary.
(2) Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures on page 20 of the Quarterly Performance Summary.

     BB&T’s capital levels at December 31, 2010 remained strong. The Tier 1 risk-based capital ratio, tangible common equity ratio and Tier 1 common equity to risk-weighted assets ratio were 11.8%, 7.1%, and 9.1%, respectively, compared to 11.7%, 7.0% and 9.0%, respectively, at September 30, 2010. The total risk-based capital ratio was 15.5% at December 31, 2010, compared to 15.7% at September 30, 2010 and 15.8% at December 31, 2009. The decline in this ratio reflects the loss of regulatory capital classification for certain issuances of subordinated debt that are within five years of maturity. The leverage capital ratio was 9.1% at December 31, 2010, compared to 9.3% at September 30, 2010 and 8.5% at December 31, 2009. The decline in this ratio compared to September 30, 2010, reflects an increase in the average balance of securities during the fourth quarter of 2010 that resulted from the timing of securities transactions in connection with BB&T’s strategic de-risking of the investment portfolio.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 10 vs.	Q4 10 vs.
	2010	2010	2009	Q3 10	Q4 09

Total nonperforming assets	$3,971	$4,147	$4,172	$(176)	$(201)
Total loans 90 days past due and still accruing	295	286	311	9	(16)
Total loans 30-89 days past due	1,408	1,638	1,663	(230)	(255)
Allowance for loan and lease losses	2,564	2,567	2,600	(3)	(36)
Total performing TDRs	1,476	1,639	1,070	(163)	406

Nonperforming loans and leases as a percentage of
total loans and leases (%)	2.64	2.82	2.71	(.18)	(.07)
Nonperforming assets as a percentage of total assets
(%)	2.64	2.76	2.65	(.12)	(.01)
Allowance for loan and lease losses as a percentage
of loans and leases held for investment (%)	2.63	2.69	2.72	(.06)	(.09)
Net charge-offs as a percentage of average loans
and leases (%) annualized	2.15	3.54	1.98	(1.39)	.17
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.20	0.74	1.34	.46	(.14)
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.19	1.30	0.98	(.11)	.21

(1)  Excludes amounts related to covered assets and government guaranteed mortage loans. See footnotes on page 14 and page 16 of the Quarterly Performance Summary for additional information.

     Total nonperforming assets were $4.0 billion at December 31, 2010, a decrease of $176 million, or 4.2%, compared to September 30, 2010. This is the third consecutive quarterly decline in nonperforming assets. The decline in nonperforming assets reflects the continuation of the nonperforming asset disposition strategy that was initiated during the second quarter of 2010.

     Total performing troubled debt restructurings (“TDRs”) were $1.5 billion at December 31, 2010, a decrease of $163 million, or 9.9%, compared to September 30, 2010. Commercial performing TDRs declined $219 million which was offset by increases across the other lending portfolios.

     In addition, loan delinquencies improved during the fourth quarter of 2010. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.4 billion at December 31, 2010, a decrease of $230 million, or 14.0%, compared to September 30, 2010 reflecting the lowest balance since the first quarter of 2008. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $295 million at December 31, 2010, and remained relatively stable throughout 2010.

     Net charge-offs during the fourth quarter of 2010 were 2.15% of average loans and leases, excluding covered loans, compared to 3.54% during the third quarter of 2010 and 1.98% during the fourth quarter of 2009. Net charge-offs for the third quarter of 2010 were elevated as a result of charge-offs totaling $431 million related to the transfer of commercial loans to held for sale.

     As of December 31, 2010, the allowance for loan and lease losses was 2.63% of total loans and leases, excluding covered loans, compared to 2.69% at September 30, 2010 and 2.72% at December 31, 2009. The decline in the allowance as a percentage of total loans reflects the improvement in the overall quality of the loan portfolio.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s fourth quarter 2010 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. A presentation will be used during the earnings conference call and will be available on our Web site. Replays of the conference call will be available on the BB&T Web site until Friday, February 4, 2011, or by dialing 1-888-203-1112 (access code 4313363) until Wednesday, January 26, 2011.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s Fourth Quarter 2010 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.BBT.com/financials.html.

About BB&T

     As of December 31, 2010, BB&T is one of the largest financial services holding companies in the U.S. with $157.1 billion in assets and market capitalization of $18.3 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.